Distributor Agreement

            THIS AGREEMENT (“Agreement”) is made this 17th day of May, 2005 by and between Med-Tech Solutions, Inc. a Nevada corporation having its principal offices at #2200 – 1177 West Hastings Street, Vancouver, BC, Canada, V6E 2K3 (hereinafter the “Company”)

And

            Medisell International Holdings, Inc. having its principal offices at Block B, F/3, #7 Ma Que Ling, Industrial Zone, Middle part of Hi-Tech Area, Nanshan District, 518057, P.R. of China (hereinafter the “Distributor”).

           WHEREAS, the Company desires that the Distributor act as distributor for its products (the “Products”) as further described on Exhibit A in the Philippenes (“theTerritory”).

            NOW, THEREFORE, in consideration of and the mutual promises, covenants and agreements hereinafter set forth, the Company and the Distributor agree as follows:

Article 1 - Distributorship

Section 1.01 Distributorship
           Subject to the terms and conditions contained herein, the Company agrees that the Distributor shall act as its exclusive distributor for the Products in the Territory and the Distributor agrees that it shall use its best efforts to promote the sale of, and to sell, the Products in the Territory for their intended use and in conformance with all relevant governmental regulations. The Company’s Products shall be labelled in the language stated on Exhibit D.
           Distributor shall not solicit sales or sell the Products, directly or indirectly, outside of the Territory. This prohibition specifically includes, but is not limited to, the placement of orders for purchasers whose shipping locations are outside the Territory, either for direct shipment to, or pick up by, such purchasers. It is agreed by the parties that failure by the Distributor to comply with the above shall constitute just cause for the Company to terminate this Agreement.
           Distributor expressly acknowledges and agrees that the Company and/or its affiliates and/or its successors in interest has no ability and shall have no obligation or duty, to restrict, or in any way limit or control, the resale within the Territory of the Products purchased outside the Territory by third parties, whether located inside or outside of the Territory.
           Distributor shall not have the right to appoint sub-distributors without the prior written consent of the Company, which may be withheld without explanation or cause in the sole discretion of the Company.

Section 1.02 Product Lines.
           The Company reserves the right to change the list of products as shown on Exhibit A to delete products it no longer desires to sell or to add any additional products it may desire to sell. The Company shall provide the Distributor with prior written notification of any product deletions or additions to allow the Distributor time to notify its customers of the changes. To the extent that the Company adds additional products in the same markets as the Products, the Distributor shall provide the Company a competitive market assessment for the new product within sixty (60) days of being notified of the Company’s intention to market the new product.

Section 1.03 Exclusivity.
           Except as may be required by Law, the Company agrees that during the term hereof and provided the Distributor is not in breach of any term or condition hereof, the Company shall not enter into any other distributorship, sales representative or other agency agreement with any other distributor, dealer, sales representative or other agent for the promotion and sale of the Products in the Territory and shall sell only to the Distributor in the Territory. The Distributor agrees that during the term hereof it shall not act as distributor, dealer, sales representative or other agent or promote or otherwise advertise, encourage or recommend the sale or lease of any products which are directly or indirectly competitive with Products without the prior written consent of the Company.

Article 2 - Government Approvals

Section 2.01 Information.
           Upon execution of the Agreement, the Company shall provide the Distributor with such data and information available to the Company with respect to the Products as may be necessary for the Distributor to obtain government approvals which may be required in the importation, sales, and marketing of the Products in the Territory (collectively, “Government Approvals”). The Distributor shall provide to the Company copies of all Government Approvals within thirty (30) days of receipt thereof. Distributor acknowledges and agrees that all information provided by the Company shall constitute confidential information of the Company.

Section 2.02 Testing and Filings.
           Promptly upon the receipt of such data and information, Distributor shall undertake at its expense for the benefit of the Company any tests and the development of such additional data and information as may be necessary to obtain Government Approvals. The Company will provide sufficient Products for such testing and the Distributor shall be invoiced for such Products upon obtaining Government Approval, except for disposable Products which are destroyed during testing which will be provided in reasonable quantities at no charge. Upon completion of testing, Distributor shall apply for and use its best efforts to obtain Government Approvals for all the Products in the name of the Company and for the sole benefit of the Company unless otherwise prohibited by local laws. In the event Government Approval is maintained by a local entity, the Company in its sole discretion, will appoint the appropriate entity to retain the Government Approval. Should the Company appoint the Distributor as the entity to retain the Government Approval, the Distributor shall, upon termination of this Agreement, transfer the Government Approval to such party as requested by the Company. The Company shall pay any reasonable direct costs associated with the transfer of the Government Approvals. The company shall render reasonable technical assistance to the Distributor in obtaining the Government Approvals.

Section 2.04 Clinical and Testing Protocols.
           All clinical and other test protocols for the Products shall be subject to prior written approval by the Company before testing is undertaken, and the Distributor shall promptly provide the Company with all data and information resulting from such tests or otherwise becoming available to the Distributor during the term hereof.

Section 2.05 Notification.
            Distributor will promptly advise the Company of the requirements, and any changes thereto, of any rule, regulation, or law within the Territory regarding the marketing, sale or use of the Products, proprietary rights or similar matters.

Article 3 – Warranty And Returns, Repair Services, Training

Section 3.01 Warranty (Equipment).
           The Company warrants that the Products are manufactured in accordance with Good Manufacturing Practices for commercial medical devices and that each is free from defects in workmanship under normal use and service. The warranty period shall be indicated in the product literature furnished by the Company. The Distributor will not furnish any warranty, express or implied, for a period in excess of that provided by the Company. Distributor shall be solely responsible for any representation or warranty which it, it’s employees, agents or sub-distributors make regarding the Products unless the company has provided prior written authorization for such representation or warranty.
           This warranty does not apply to any unit that has been subject to neglect, accident, misuse, improper installation or operation, or that in any way has been tampered with, altered or repaired by any person other than authorized by the Company or to any unit whose serial number has been altered, defaced or removed.

Section 3.02 Returns.
           The Company will not accept returns from Distributor or its customer unless it has given prior approval thereto by a written Return Goods Authorization (“RGA”). Returns must be sent freight prepaid to the address indicated on the RGA, unless otherwise authorized by the Company. Any unauthorized returns will not release Distributor of any financial obligations owed to the Company for the Products. If Products are contaminated, the Products must be packaged for return in accordance with the precautions and labelling as established by the Company.

Section 3.03 Repairs. (Equipment).
           The Distributor shall act as the authorized repair center in the Territory and shall maintain a reasonable supply of frequently used spare parts. The Distributor will maintain accurate records reflecting the date of sale, the serial number of the Product to be repaired, the date of receipt for repair and an analysis determining whether the Product to be repaired is under warranty. The Company will reimburse the Distributor for the replacement parts for products repaired under warranty. The Distributor shall periodically invoice such replacement parts to the Company.

Section 3.04 Repair Training (Equipment).
           The Company agrees to train any Distributor employee at the Company’s facilities so that the Company can be assured that Distributor has adequately trained staff to fulfill its duties as an authorized repair center. The Company shall bear the expenses of training and the distributor shall bear the transportation expenses of the employees to be trained.

Article 4 - Order, Literature, Customer Complaints And Trace Sales

Section 4.01 First Order.
           The Distributor shall, upon execution of this Agreement, purchase one-twelfth (1/12) of the first year’s target purchases as set out in Section 7.01 below within (120) days.

Section 4.02 Purchase Orders.
           The Distributor shall order Products from the Company by written purchase orders (in English) incorporating all the terms of this Agreement. Terms of any purchase order drafted by Distributor shall not modify or supersede the terms of the Agreement unless agreed to in writing by the Company.

Section 4.03 Literature.
           The Company will furnish to Distributor, free of charge, reasonable quantities of English language material to enable Distributor to prepare at Distributor’s expense, advertising, product catalogues, publicity brochures, instruction and information sheets, and any other printings for promotion and use of the Products. The Company hereby grants to Distributor permission to copy and otherwise reproduce, in whole or in part, in any language, such copyright material as may be owned by the company and furnished to Distributor pursuant hereto for the sole purpose of promoting only the Companies Products; provided that the Company shall retain the right to require Distributor to change any use by Distributor of the Company’s trademarks.

Section 4.04 Marketing.
           All advertising and promotional campaigns (including, but not limited to, customer seminars, trade shows, direct customer mailings, etc) conducted by Distributor in the Territory related to the Products shall be for the account of Distributor. Distributor will provide the company with copies of all proposed advertising, sales promotion and display materials related to the Products, and shall obtain the company’s prior written consent to any advertising or promotional campaigns; provided however, that Distributor need not obtain prior approval for advertising which solely uses ad slicks provided by the Company. The Company shall not be liable for any expenses, disbursements, price concessions, advertising allowances, or any other concessions. The Company shall be entitled to veto any material which contains improper or insupportable claims or which is incompatible with the Company’s marketing strategy. Upon notification to Distributor of any such veto, Distributor shall forthwith discontinue the practice complained of.

Section 4.05 Customer Complaints.
           Distributor agrees to promptly notify the Company in writing of all customer complaints concerning the Products. Such notification shall include the name of the customer, nature of the complaint, name of the product, and corresponding lot number. Further, Distributor shall provide the Company with the necessary assistance in obtaining the actual device involved in the complaint, in the shortest possible time. Distributor shall cooperate with the Company or its authorized representative during the complaint investigation.

Section 4.06 Trace Sales.
           Distributor agrees to keep a record of its sales to customers in sufficient detail to conduct a product recall. (To include the part number, quantity and lot number).

Section 4.07 Inspection.
           The Company and its authorized representatives may at any reasonable time inspect the Distributor’s records to verify the Distributor’s compliance with the provisions of this Agreement. Representatives of the Company shall have access to Distributor’s place of business at all reasonable times for the purpose of inspecting Distributor’s records and taking an inventory of the stock on hand.

Article 5 – Price, Payment, and Cost

Section 5.01 Pricing and Payment.
           The Distributor shall pay the Company a per-Unit cost and in the currency expressed in Exhibit C. Price increases shall not be in excess of 5% over the prior year’s pricing unless the Company is able to demonstrate that a greater increase is warranted by reason of increased costs. Distributor shall be advised of price increases, if any, on or before October 15th of each year. The company will establish credit terms and limits from time to time. In connection with the company’s establishment of credit limits, Distributor agrees to provide the company from time to time such financial and credit information as may be necessary for the Company to establish credit limits. Said prices, terms and conditions are subject to change at the sole discretion of the company.
           Strict Compliance by Distributor with the terms and conditions of payment is and essential condition of this Agreement, the breach of which shall constitute just cause for termination of this Agreement by the Company without the need for any notice or opportunity to cure.
           In addition to any other rights the company may have under this Agreement, if the Distributor’s payment for any Product has not been received by the Company within fifteen (15) days of the terms set forth in the invoice, then the Company shall have the right to refuse to accept any further orders or to ship any further Products to the Distributor or its customers until such payment has been received by the Company. If the Distributor’s payment for any Product has not been received by the company within fifteen (15) days of the terms set forth in the invoice and such an event occurs more than twice during any (12) month period, then the Company shall have the right to modify the payment term to such shorter payment period the Company deems appropriate, including but not limited to, a requirement that orders be paid for in advance.
           No order for Products submitted to the Company by Distributor shall become binding unless and until the Company accepts it in writing. The Company reserves the right to reject any order, or to cancel the same or any part thereof after acceptance for lack of credit or any other reason as it may decide in its sole discretion. All delivery dates are estimates, and the company shall have no liability for damages arising from failure to deliver Products within the time specified.

Section 5.02 Cost of Shipping.
           Terms Ex-Works Unit #110 – 12051 Horseshoe Way, Richmond, BC, Canada, V7A 4V2 indicates shipment from the Factory freight “collect”. All expenses of shipment and insurance from the Factory are the responsibility of the Distributor. The Distributor must accept all risk of loss for all shipments.

Article 6 – Distributor’s Covenant

Section 6.01 Distributor Covenants.
Distributor agrees to:
(a)	Exercise its best efforts to sell and solicit orders for the sale of the Products;
(b)	Respond promptly to all sales leads and the results of such sales leads shall be disclosed to the Company by the Distributor upon request;
(c)	Maintain adequate facilities and manpower of well-trained and qualified personnel to fulfill its obligations to the Company which shall include, but not be limited to, the proper and effective merchandising of the Products;
(d)	Maintain a program to continually familiarize its sales force and merchandisers with the Products;
(e)	Keep on hand for ready use and reference by its sales force such literature as the Company may supply regarding the Products;
(f)	Cooperate in any sales, marketing, or promotional efforts sponsored by the Company, including, customer seminars, trade shows, and direct customer mailings;
(g)	Submit to the Company rolling six (6) month forecasts for the purchase of the Products and update these forecasts monthly;
(h)	Provide the Company with a marketing plan for the next fiscal year by the first day of June each year;
(i)	On a timely basis, keep the Company advised of the potential demand for the Products as well as promptly advise the Company of any event of which Distributor may have knowledge which may affect the sales or position of the Products in the Territory, including but not limited to, keeping the Company informed of any changes in Market conditions and new opportunities;
(j)	Keep data on sales volume and any other information necessary to operate effectively, having it available for the Company on a current basis;
(k)	Maintain and keep an adequate supply of inventory of the Products, which shall be no less than one month supply, to meet demands and to avoid out-of-stock situations; and
(l)	Report to the Company in writing its sales activity bi-monthly, including but not limited to, any changes in Distributor corporate sales structure, or sales personnel any new hospital trials, new business won, any business lost, tactics by competition, and any promotional activities undertaken, and, upon request, provide the Company with a list of purchasers of Products showing the quantity and dates Products were purchased.

Article 7 – Distributor’s Targets

Section 7.01 Distributor’s Targets.
           The parties agree that the company has entered into this Agreement with certain expectations regarding sales and market penetration. The Company and Distributor shall jointly establish reasonable sales quotas based upon market conditions. The Distributor’s sales quotas for the years 2006 through 2008 are as set forth in Exhibit B attached hereto. Distributor expressly acknowledges and agrees that the aforesaid sales quotas are reasonable and reflect the reality of the market in the Territory. It is agreed that failure by Distributor to reach its sales quotas shall be just cause for the Company to terminate this Agreement.
           In addition to the foregoing, the sales targets shall be subject to increase by the Company if the Company adds new products, in the same markets as the Products, through merger, acquisition, internal development or otherwise, in which case the targets shall be increased, in the first year in which the new product(s) are added to this Agreement, by an amount agreeable to both parties. In no event shall the revised targets be less than the amount of sales of such new product(s) if previously sold in the Territory during the immediately preceding twelve (12) month period, with the targets to be increased thereafter in the same percentage, as was the case prior to the addition of the new product(s). In the event that the parties do not agree to the increased sales targets within thirty (30) days of notification of the addition of the new products, the Company shall set the sales targets as it deems reasonable based upon marked conditions.

Article 8 – Term And Termination

Section 8.01 Term.
           Unless terminated by either party in accordance with the provisions of this Article, this Agreement shall be in effect for a period of time commencing on the date first above written and terminating on December 31st, 2008. Should Distributor wish to extend the term of this Agreement, Distributor shall notify the company in writing of such desire no later than June 30th, 2008, whereupon the parties shall commence, within a reasonable time thereafter, good faith negotiations regarding extension of this Agreement. If the parties fail to reach an agreement by September 30th, 2008 there shall be no further obligation to negotiate and this Agreement shall expire on December 31st, 2008.

Section 8.02 Termination.
The parties expressly agree that the company shall have just cause for termination or non- renewal as aforesaid upon the happening of any of the following occurrences or acts, without limitation:
(a)	Distributor disposes or assigns, or attempts to dispose or assign, any of its rights and privileges granted hereunder without first obtaining the written consent of the Company;
(b)	The cessation of the usual business of Distributor;
(c)	Either of the parties hereto becomes insolvent or generally fails to pay, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of creditors or any bankruptcy, reorganization or other proceedings under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding shall be commenced in respect to any party hereto;

(d)	Either party is prevented from substantially performing its obligations hereunder by any laws, governmental regulations, orders, judicial decrees, treaties, embargoes, enacted or promulgated by any country or sovereignty or by any agency thereof;
(e)	Distributor fails to meet the sales targets set in accordance with the terms of this Agreement;
(f)	Distributor its subsidiaries and/or its affiliates, acts, or agrees to act, as distributor, dealer, sales representative, or other agent to promote otherwise advertise, encourage;
(g)	Distributor’s failure to comply with the terms and conditions under which the Products are sold to it, including but not limited to, the failure of Distributor to remit timely payment on invoice;
(h)	Any change in Distributor’s operations, management or capitalization which shall have and adverse effect on the Company’s rights hereunder or on the sales and marketing of the Products in the Territory;
(i)	Distributor sells, transfers, or relinquishes, voluntarily or involuntarily, by operation of law or otherwise, its controlling ownership interest or substantially all of its assets;
(j)	Distributor engages, or has engaged, in dishonest activities constituting a misrepresentation, conversion, fraud, violation of law, or any other similar activity;
(k)	Distributor or any of its managers, partners, principals, officers, stockholders, or employees commits any act which adversely affects or jeopardizes the good name, goodwill, or commercial reputation of Distributor, the Company or its products;
(l)	Distributor engages in the sale of the Products to purchasers outside the Territory;
(m)	Distributor alters, changes, or substitutes any of the labels relating or attached to the Products or the contents of any of the Products, unless the Company has authorized in writing such alteration, change or substitution;
(n)	The relevant governmental entity in the Territory suspends Distributor’s license(s), permit(s), certification(s) or other commercial and regulatory authorization(s) that are required to import, distribute, and/or sell the Products in the Territory; or
(o)	Any failure to omission by Distributor to comply with any of the essential obligations of this Agreement.

           Under the circumstances described in subparagraphs (a) through (o) of this Article, or upon breach of any of the essential condition or obligations not specifically enumerated hereinabove, this Agreement shall terminate sixty (60) days after written notice is given by certified mail to Distributor at the address herein designated.
           The failure of the Company, in any one or more instances, to insist upon performance of any of the terms, covenants, or conditions of this Agreement, or to exercise any right to terminate this Agreement shall not be construed as a waiver or relinquishment of the same or of any future right to performance of such term, covenant, or condition, or as a waiver or estoppel to exercise any present or future right to terminate this Agreement or of Distributor’s obligation with respect to future performance of the same. All other terms covenants and conditions hereof shall continue in full force and effect.

Section 8.03 Obligation Upon Termination.
           Upon the termination of this Agreement, all rights, liabilities and obligations of the Company and the Distributor hereunder (including without limitation, the grant of the right pursuant to Article 1 shall cease other than (i) rights, liabilities or obligations arising from a breach hereof; (ii) obligations to pay costs or expenses incurred prior to the termination hereof; and (iii) the covenants contained in Article 8 hereto. Within 30 days after termination of this Agreement the Distributor shall return to the Company all product literature relating to the Products and shall assign without charge to the company any and all its rights to local registrations (import GMP, sterile product or other in the Territory with regard to the Products. Also, within five (5) days after termination of this Agreement, Distributor shall provide the Company with a report in writing stating the Distributor’s sales activity over the previous year, including a list of purchasers of Products showing the quantity and dates Products were purchased. Except as provided in Article 2.1, the company shall have no obligation to buy back any inventory, however, the Company shall have the right, at its option, to buy back non-obsolete inventory from Distributor at Distributor’s net landed cost upon termination.

Article 9 - Confidentiality

Section 9.01 Confidential Information.
           For purposes of this Agreement, the term “Confidential Information” shall mean all information and material disclosed (whether directly, indirectly or inadvertently) to the Distributor by the Company, or obtained (whether directly, indirectly or inadvertently) by the Distributor from the company or any employee, agent or other representative of the Company, relating to the company’s business, products, marketing or operations; provided, however, that the term Confidential Information shall not include information or material which (i) was previously known to the Distributor free of any obligation to keep that information or material secret or confidential and evidenced in writing in the Distributor’s records; (ii) has been or is subsequently made public by the Company or by a third party not obligated to the Company; (iii) has been or is subsequently generally available to the public other than as a result of a disclosure by the Distributor or by a third party obligated to the Company to keep that information or material secret or confidential; or (iv) was or is subsequently available to the Distributor on a non-confidential basis other than as a result of a disclosure by the Company or by a third party obligated to the Company to keep that information or material secret or confidential or otherwise prohibited from disclosing the information or material to the Distributor.

Section 9.02 Company Property.
           The Distributor agrees that the confidential Information shall be used by it solely in connection with the performance of the Distributor’s obligations hereunder and not for any other purpose and shall not be used in any other manner. The Distributor understands and acknowledges that all of the Confidential Information is the sole and exclusive property of the Company and is proprietary in nature and/or constitutes trade secrets of the Company which are important to the development business and marketing efforts of the Company. The Distributor agrees that nothing in this Agreement shall be construed as granting to, or conferring on, it any right, title or interest in or to any of the Confidential Information.

Section 9.03 Confidentiality.
           The Distributor agrees that it shall keep all of the Confidential Information secret and confidential and shall not, without the prior written consent of the Company, directly, indirectly or inadvertently, divulge, reveal report, publish, disclose or transfer or authorize or assist any third party to divulge, reveal, report, publish, disclose or transfer, any of the Confidential Information to any third party, the Distributor further agrees that it shall not disclose any of the Confidential Information to any third party unless such third party has been informed by it of the confidential, secret and proprietary nature of the Confidential Information and has been directed by it to treat such information as secret and confidential and not to use such information for any purpose other than as contemplated by this Agreement and such person shall have entered into a confidentiality agreement with the Distributor on terms substantially similar to those contained in Article 9 hereof and enforceable by its terms by the Company. The Distributor shall be liable to the Company for any loss of sales or profits, and any other loss or damage, sustained by the Company as a direct or indirect result of the failure of the Distributor or its agents or employees to observe the obligations set forth in this Article 9.

Section 9.04 Tangible Property.
           The Confidential Information in written, graphic or other tangible form (including any tape or other storage medium), and all translation, copies or reproductions thereof (the “Tangible Property”), shall remain the sole and exclusive property of the Company. At any time within five days after being so requested, the Distributor shall return to the Company all of the Tangible Property which is under the control of the distributor or any third party to whom the Distributor has disclosed any of the Confidential Information or which, with the exercise of reasonable effort by the requested party or any third party to whom the Distributor has disclosed any of the Confidential Information based upon or derived from any of the Confidential Information.

Section 9.05 Patents and Trademarks.
           The Distributor shall not file for local patents without the prior express written consent of the Company. The Distributor shall not obtain or attempt to obtain a registered trademark of the Company’s name, trade names and trademarks.

Article 10- Indemnification

Section 10.01 Defence of Intellectual Property.
           Company shall use reasonable commercial efforts to secure, enforce and defend all valid intellectual property rights related to the Products in the Territory and shall be responsible for discharging all costs incurred in connection therewith, provided, however, that if the company does not wish to defend such a right, it shall notify the Distributor and obtain Distributor’s consent, which consent shall not be unreasonably withheld. The company shall retain title to all such intellectual property.

Section 10.02 Indemnification: Product Liability Insurance.
            The Company agrees to indemnify and hold harmless the Distributor from and against any and all losses (including legal expenses) arising out of any claim by a third party based upon alleged damage to property, personal injury or wrongful death resulting from any defects in any product except losses arising from the Distributor’s negligence or wilful misconduct or misuse of the Product or failure to comply with relevant governmental regulations. The Distributor shall promptly, but in no event more than (30) days following the Distributor’s receipt of such a claim or demand by a third party notify the Company of such claim or demand and the amount thereof. The Company’s indemnity obligation under this Section shall be extinguished and forever discharged in the event that the Distributor fails to provide such notice. The Distributor shall not settle any third party claim without first obtaining the expressed written consent of the Company.

Article 11 – Trademark

Section 11.01 Trademark.
           The Company hereby grants to Distributor, should Distributor decide to use it, the non- exclusive royalty-free right to use the company’s name, trademark(s) and trade names on the Products and in reference to only these Products manufactured by the Company during the term of this Agreement. Distributor expressly agrees to discontinue or modify its use of the Company’s name, trademarks and trade names upon the Company’s request. Also upon the Company’s request, Distributor shall provide the company with copies of the trademarks and trade names it uses. It is expressly understood and agreed by the parties that Distributor shall discontinue its use of the company’s name, Trademarks and trade names upon the termination of this Agreement, and disclaim any rights in the Company’s name, trademark(s) and trade names.

Article 12 – Miscellaneous

Section 12.01 No Authority.
           The Distributor shall have no authority to legally bind or otherwise obligate the Company for any purpose whatsoever and the Distributor hereby covenants and agrees not to hold itself out to any person as having the authority to legally bind or otherwise obligate the Company.

Section 12.02 Limitation of Liability.
           THE COMPANY’S LIABILITY FOR DAMAGES TO THE DISTRIBUTOR FOR ANY CAUSE WHATSOEVER, REGARDLESS OF THE FORM OF ANY CLAIM OR ACTION, SHALL NOT EXCEED THE AGGREGATE PRICE PAID BY THE DISTRIBUTOR FOR THE PRODUCTS UNDER THIS AGREEMENT. THE COMPANY SHALL IN NO EVENT BE LIABLE FOR ANY LOSS OF PROFITS OR USE OF THE PRODUCTS, OR FOR ANY SPECIAL INDICENTIAL OR CONSEQUENTIAL DAMAGES ARISING HEREUNDER.

Section 12.03 No Assignment.
            The Distributor shall not assign or otherwise transfer its rights under this Agreement to any person without the prior written consent of the company other than to an affiliated company.

Section 12.04 Force Majeure.
           The company shall not be liable to Distributor for any loss, injury, delay, damage, or other casualties suffered or incurred by Distributor due to strikes.

Section 12.05 Successors.
           This Agreement shall be binding upon and inure to the benefit of Distributor and the Company and their respective successors.

Section 12.06 Not a Partnership.
           It is understood and agreed that nothing herein contained shall be considered as in any way constituting a partnership or joint venture between the Company and the Distributor, no shall either the company or the Distributor represent itself as having such authority to hold itself out as an agent, partner or joint venture of the other.

Section 12.07 Notices.
           Until written notice to the contrary is received by either party, all notices hereunder shall be in writing and shall be delivered by hand or by express courier or mailed by certified mail, return receipt requested, addressed as follows:

The Company
Med-Tech Solutions, Inc.
#2200 – 1177 West Hastings Street Vancouver, BC, V6E 2K3

The Distributor
Medisell International Holdings, Inc.
Block B, F/3, #7 Ma Que Ling
Industrial Zone, Middle part of Hi-Tech Area
Nanshan District, 518057, P.R. of China

Section 12.08 Entire Agreement; Severability.
           This Agreement constitutes the entire agreement between the parties hereto and supersedes and replaces all prior agreements or understandings (whether oral or written) and this Agreement may not be changed or modified except by an instrument in writing between them which states that it is an amendment hereto. In the even that any provision of this Agreement shall be held unenforceable by a court of competent jurisdiction, the binding effect and enforceability of the remaining provisions shall not be affected.

Section 12.09 Governing Law.
           This Agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia without giving effect to the principle of conflicts of law thereof.

            IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date and year first above written.

Med-Tech Solutions, Inc.	Medisell International Holdings, Inc.
By: /s/ Mark A. McLeary	By: /s/ J.R. Elliott
NAME: Mark A. McLeary	NAME: J. R. Elliott
TITLE: President	TITLE: Director – Business Development

Exhibit A:	Territory and Products
Exhibit B:	Minimum Purchase Targets
Exhibit C:	Terms of Trade and Payment
Exhibit D:	Primary Language

Exhibit A

Territory

Republic of the Philippenes ( Philippenes, inclusive to all Provinces and surrounding islands of).

Products

The Products covered by this Agreement include the following:

“Gynecone” commercial medical device.

Exhibit B

Purchase Targets

Year 2006	[MINIMUM PERFORMANCE 2006 – 4,000 Units]
Year 2007	[MINIMUM PERFORMANCE 2007 – 6,000 Units]
Year 2008	[MINIMUM PERFORMANCE 2008 - 10,000 Units]

Exhibit C

Terms of Trade and Payment

$25.00 per Unit

U.S. Dollars

Ex Works Factory

Net 30 Days Air Delivery & Net 90 Days Sea Delivery

Exhibit D

Primary Language

Tagalog (Filipino)